Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:	FOR IMMEDIATE RELEASE

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Additional Information Regarding the Continued Listing of Newcastle’s Shares on the

NYSE

NEW YORK, February 3, 2009 – Newcastle Investment Corp. (NYSE: NCT) (the “Company”) previously announced on January 30, 2009, that it received a notification (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company was not in compliance with one of the NYSE’s continued listing standards. In that announcement, the Company stated that the Notice pertains only to the Company’s common shares and does not directly pertain to any series of the Company’s preferred shares, which remain listed on the NYSE.

To provide additional clarity regarding the impact of the Notice on the listing of the Company’s preferred shares, while the Notice itself pertains to the Company’s common shares, the NYSE has informed the Company that if the Company’s common shares are delisted, the NYSE would, consistent with its typical practice, also contemporaneously delist each series of the Company’s preferred shares that are listed on the NYSE.

The Company intends to notify the NYSE of its intention to cure the deficiency related to the price of its common shares. If the Company cures the share price deficiency with respect to its common shares, then both the Company’s common shares and preferred shares will remain listed on the NYSE, subject to the Company’s compliance with the NYSE’s regulations and the NYSE’s ongoing right to evaluate the continued listing of both types of shares. The Company’s common shares, as well as its Series B, Series C and Series D preferred shares, are currently listed on the NYSE.

Note Regarding Forward-Looking Statements:

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the Company’s ability to achieve and maintain a share price and average price above $1.00 per share of its common stock at the expiration of the six-month period; commencement by the NYSE of suspension and delisting procedures for failure to implement successfully a plan to correct non compliance with the NYSE listing standards; even if such minimum price is achieved and maintained, the Company’s ability to continue to satisfy the NYSE’s other qualitative and quantitative listing standards for continued listing; and the NYSE’s right to take more immediate listing action in the event that the Company’s common or preferred stock trades at levels that are viewed as “abnormally low” on a sustained basis or based on other qualitative factors. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation, subject to applicable law, to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

About Newcastle

Newcastle Investment Corp. invests in real estate debt and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager with approximately $34.3 billion in assets under management as of September 30, 2008. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.